Exhibit 4.2

Incorporated in the Cayman Islands

Kingsoft Cloud Holdings Limited

This is to certify that

                                         of

is/are the registered shareholder of:

No. of Shares	Type of Share	Par Value

	Ordinary	US$0.001

Date of Record	Certificate Number	% Paid

100%

The above shares are subject to the Memorandum and Articles of Association of the Company and transferrable in accordance therewith.

Director	Director/Secretary